Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262281

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated May 20, 2022)

ads-tec energy PLC

43,937,083 ORDINARY SHARES

11,662,486 ORDINARY SHARES Issuable upon Exercise of Warrants

11,662,486 WARRANTS

This prospectus supplement amends and supplements the prospectus dated May 20, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-262281), that relates to (a) This prospectus relates to the issuance by us of an aggregate of up to 11,662,486 of our ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), (b) the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 55,599,569 of our Ordinary Shares, (c) up to 7,187,486 Public Warrants, (d) up to 4,375,000 Private Warrants and (e) up to 100,000 Lender Warrants (as defined in the Prospectus).

Our Ordinary Shares and Public Warrants (as defined in the Prospectus) are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ADSE” and “ADSEW”, respectively. On July 7, 2022, the closing sale price as reported on Nasdaq of our Ordinary Shares was $6.78 per share and of our Public Warrants was $0.65 per warrant.

This prospectus supplement is being filed to update and supplement the information in the Prospectus to include that, on July 13, 2022, ads-tec Energy PLC (“ADSE”) published a press release announcing the naming of Mr. Wolfgang Breme, as ADSE’s new Chief Executive Officer. Mr. Breme joined ADSE effective on July 1, 2022.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 13, 2022.